UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOVAVAX, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOVAVAX, INC.

SUPPLEMENT TO PROXY STATEMENT

For the 2021 Annual Meeting of Stockholders on June 17, 2021

On May 3, 2021, Novavax, Inc. (the “Company” or “Novavax”) filed its definitive proxy statement in connection with its 2021 annual meeting of stockholders. This proxy statement supplement dated May 27, 2021 has been prepared to provide stockholders with additional information regarding our approach to the annual equity awards provided to independent directors in June 2020. The Company is providing this additional material solely for informational purposes.

Director Equity Compensation

Stanley C. Erck and Rajiv I. Modi did not receive compensation for service on our Board of Directors (the “Board”) during the fiscal year ending December 31, 2020. This discussion, consequently, addresses the June equity awards to the other directors serving at that time, all of whom the Board has determined are independent.

The Compensation Committee, working with Radford (its independent compensation consultant), conducts an annual analysis of our director compensation program and makes recommendations to the Board about this program. The Board then approves any changes to the program, as well as the approach to equity compensation for that year.

Historically, we have emphasized equity compensation as a component of our director compensation program in order to conserve cash.

Prior to 2020, Novavax annual director equity awards (1) generally targeted delivering value at the 50th percentile of the peer group used for executive compensation setting purposes, using peer group data provided to the Compensation Committee by Radford, and (2) primarily were in the form of stock options.

2020 non-employee director annual equity awards were determined in June 2020. Working with Radford, the Compensation Committee recommended, and the Board approved, moving from 100% stock options to a mixture of 60% stock options and 40% restricted stock units (RSUs). This change was designed to align with practice at many peer companies.

2020 non-employee annual director equity awards also generally targeted delivering value at the 90th percentile of the peer group used for executive compensation setting purposes, using data provided by Radford to the Compensation Committee. The Compensation Committee recommended using the 90th percentile in 2020 due to unique aspects of 2020, as the Company transformed itself to develop a vaccine to address the global COVID-19 pandemic. During 2020, directors devoted substantial time to Company matters. The Board held 14 meetings during 2020; the Board also held 17 operational updates on Saturdays and acted by written consent five times; and Board committees held an aggregate of 22 meetings and took action by written consent four times. This level of activity far exceeded average levels of activity indicated in materials provided to the Compensation Committee by Radford; for example, the Radford data indicated an average of seven board meetings at peer companies. During 2020, director responsibilities included overseeing matters related to the Company’s COVID-19 vaccine candidate, including pricing and allocation, funding from governmental and non-governmental entities, accessing manufacturing capacity globally, and conducting clinical trials globally, all under expedited timelines. The Board also attracted three highly-qualified new directors during 2020. Consistent with prior practice, the annual equity awards to Dr. Young in his capacity as Board Chair were set at 2.2 times the awards to other directors.

Mr. Mott received an initial equity award of options to acquire 8,000 shares when he joined the Board earlier in 2020. That initial award resulted in grant date value delivered below the 50th percentile. The June 25th equity award to Mr. Mott, consisting of options to acquire 4,400 shares, was designed to “true up” Mr. Mott’s initial equity award to options to acquire 12,400 shares, which aligned with the 50th percentile as of the date Mr. Mott joined the Board, according to data provided by Radford.